     Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree, pursuant to Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, to file a joint statement on Schedule 13D (including amendments thereto) pertaining to their beneficial ownership of Ordinary Shares of China Information Technology, Inc.

This agreement may be terminated for any reason by any party hereto immediately upon the personal delivery or facsimile transmission of notice to that effect to the other parties hereto.

Date: December 22, 2016

Union Investment Holdings Limited

By:	/s/ Jianghuai Lin
Jianghuai Lin
Director

/s/ Jianghuai Lin
Jianghuai Lin